Exhibit 99.1

Diedrich Coffee Announces Completion of New Growth Capital Facility

Irvine, California, May 13, 2004   Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced completion of the $5 million capital facility that was approved at the December, 2003 shareholders meeting. The new facility is intended to significantly increase capital availability for planned growth of new retail coffee locations.

Roger Laverty, President and Chief Executive Officer stated “We are excited about the opportunity this new growth capital facility represents for us. Together with operating improvements we’ve achieved in the past year in our company operated coffeehouses, and continued improvement in our franchise development and support infrastructure, we are now prepared to accelerate growth in each of our brands. As we have previously announced, our immediate focus is to significantly grow new Gloria Jean’s franchise locations throughout the United States, and to develop new company operated Diedrich Coffee coffeehouses in Southern California.  We will also be upgrading our Coffee People locations and adding a new unit at the Portland airport.”

Commenting on the impact of the new capital facility on the Company’s expansion plans, Chief Financial Officer Martin Lynch added  “The Company’s growth has been constrained partially by a lack of capital for several years now.  For example, at the end of our last fiscal year we had $2,950,000 of outstanding long-term debt, and less than $500,000 available for new capital investments.  Based on operating results this fiscal year, and the completion of this new capital facility, our long-term debt is now only $1 million, and we have capital availability of more than $4.2 million.”

The Capital Facility

As previously announced, the new capital facility is in the form of a Contingent Convertible Note Purchase Agreement.  For a period of three years the Company may, at its election, issue Notes up to an aggregate principal amount of $5 million.  Principal repayment of the unsecured Notes will be amortized at a rate of 1.67% per month with a May 10, 2007 maturity date for remaining un-amortized principal. The Agreement provides for monthly payments of interest at LIBOR plus 3.30% per annum on any outstanding borrowings, as well as a commitment fee equal to 1.0 % per annum on any unused balance of the $5 million facility.

As previously announced, Notes issued under this Agreement will be convertible into the Company’s common stock upon certain  changes of control.  For Notes issued but repaid, warrants to purchase shares will be issued with the same rights and restrictions for exercise as existed for convertibility of the Notes at time of issuance.  Warrants are exercisable only upon a change of control and expire on May 10, 2008.

Upon entering into the Note Purchase Agreement on May 10, 2004 the Company immediately issued a $1 million Note under the facility, using the proceeds and other available cash to repay all outstanding debt with Bank of the West. The Company also amended its existing credit agreement with Bank of the West to provide $1 million of availability, $750,000 of which is for issuance of letters of credit, and $250,000 for general working capital borrowings.  The bank credit agreement provides for interest at LIBOR plus 3.25%.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 473 retail outlets, the majority of which are franchised, are located in 35 states and 13 foreign countries. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of

1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the Company’s indebtedness, the successful management of Diedrich Coffee’s growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended July 2, 2003.

Information Contact:

Marty Lynch, Chief Financial Officer                              (949) 260-6788